Diguang International Announces 100,000-Piece Order for 19” CCFL Computer Monitor Backlights

SHENZHEN, China, August 22, 2006 -- Diguang International Development Co., Ltd. (OTC Bulletin Board: DGNG - News) (“Diguang”), one of the fastest-growing global manufacturers of LCD backlights, today announced that it has received its first order for CCFL backlights, based on the Company’s proprietary designs, for use in 19” computer monitors. Further details on the order, which totals 100,000 pieces, were not disclosed for competitive reasons.

“This large order marks the official launch of a series of important new products based on our Company’s proprietary designs,” commented Yi Song, Diguang’s Chairman and Chief Executive Officer. “We are very pleased to make this announcement, as it, we believe, demonstrates our strong competitive position in this marketplace. In addition, with a healthy pipeline of prospective customers, we are confident that we will procure additional orders for new larger-screen backlight products in the near future.”

About Diguang International Development Co., Ltd.

Diguang, through its subsidiaries, specializes in the research, development, production, sale and distribution of backlights and backlight technologies. A backlight is the typical light source of a liquid crystal display (LCD). The Company is focused on providing LED and CCFL backlights for international producers of televisions, monitors, cellular phones, digital cameras, DVDs and other home appliances. Diguang currently develops an average of approximately 50 new products per month. Diguang is a Nevada corporation with its manufacturing subsidiary located in Shenzhen, PRC, and its sales and marketing subsidiary located in the British Virgin Islands.

Safe Harbor Statement

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that are not historical facts including statements about our beliefs and expectations that (i) the large order for CCFL backlights based on Diguang’s proprietary designs demonstrates its strong competitive position and (ii) Diguang will procure additional orders for new larger-screen backlight products in the near future. Such forward-looking statements are based upon the current plans, estimates and projections of Diguang’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. Therefore, you should not place undue reliance on these forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Diguang is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of backlights; timing approval and market acceptance of new products introduction; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks not included herein, as well as risks outlined in the Company’s filings with the U.S. Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Diguang does not assume any obligation to update the information contained in this press release.

Company Contact:
Jackie You Kazmerzak, CFO
Diguang International Development, Ltd.
925-457-1445

Investor Relations Contact:
Sean Collins, Sr. Partner
CCG Investor Relations and Strategic Communications
310-477-9800, ext. 202

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